Exhibit 5.1

Relativity Holdings Inc. the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	D	+852 3656 6054 +852 3656 6073
	E	nathan.powell@ogier.com rachel.huang@ogier.com

Reference: NMP/RYH/513905-00001

24 October 2025

Dear Sirs

Relativity Holdings Inc. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s registration statement filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on Form F-4, such registration statement including all amendments or supplements to such form filed with the Commission (the Registration Statement). The Registration Statement relates to the transactions contemplated in the business combination agreement dated 28 February 2025 as amended by the amended and restated business combination agreement dated as of 22 October 2025 (as it may be further amended from time to time, the Business Combination Agreement) by and among (i) Relativity Acquisition Corp. (Purchaser), (ii) the Company, (iii) Relativity Purchaser Merger Sub II Inc., (iv) Instinct Bio Technical Company Inc. and its shareholder(s) whose details will be identified and provided by the Target Company (as defined in the Business Combination Agreement) prior to Closing (as defined in the Business Combination Agreement) (each a Seller and collectively the Sellers), (v) Tomoki Nagano, (vi) Relativity Acquisition Sponsor, LLC in the capacity set out in the Business Combination Agreement, and (vii) Tomoki Nagano in the capacity set out in the Business Combination Agreement. Pursuant to the Business Combination Agreement, the Company will issue the following securities (the Securities) as will be determined in accordance with the Business Combination Agreement:

(a)	6,316,338 ordinary shares with US$0.00001 par value each of the Company (each an Ordinary Share) to the securities holders of the Purchaser (collectively, the Purchaser Shares) as set out in the Registration Statement and in accordance with the terms of the Business Combination Agreement;

(b)	22,500,000 Ordinary Shares to the Sellers, Everise Concepts PLT (Everise) and such other person(s) in accordance with the terms of the Business Combination Agreement (the Consideration Shares, together with the Purchaser Shares the Offering Shares);

(c)	14,375,000 warrants as Pubco Public Warrants (as defined in the Registration Statement) to purchase Ordinary Shares (the Pubco Public Warrants) in accordance with the terms of the Business Combination Agreement; and

(d)	653,750 warrants as Pubco Private Warrants (as defined in the Registration Statement) to purchase Ordinary Shares (the Pubco Private Warrants, together with the Pubco Public Warrants, the Warrants) in accordance with the terms of the Business Combination Agreement.

This opinion letter is given in accordance with the terms of the legal matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Business Combination Agreement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, Statutory Books and the Director’s Certificate (each as defined below) is accurate and complete as at the date of this opinion;

(e)	the CORIS Search (as defined below) which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered;

(f)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions (as defined below) remain in full force and effect and have not been amended, varied or revoked in any respect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving, among other things, the Business Combination Agreement and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Business Combination Agreement which has not been properly disclosed in the Board Resolutions;

(h)	the Amended MAA (as defined in Schedule 1) will be duly authorized and adopted by the Company prior to issuance of the Offering Shares and the Warrants;

(i)	neither the directors of the Company or the shareholders of the Company have taken any steps to appoint a liquidator or a restructuring officer of the Company and no receiver has been appointed over any of the Company’s property or assets;

(j)	the Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register; and

(k)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations of the documents set forth in Schedule 1 and assumptions referred to in paragraph 2 above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands and is validly existing in the Cayman Islands and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Validity of issuance of the Securities

(b)	The Offering Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Business Combination Agreement have been duly authorised for issue and when:

(i)	issued by the Company against payment in full of the consideration thereof (being no less than its aggregate par value) in accordance with the terms set out in the Registration Statement, the Business Combination Agreement and the Company's then effective memorandum and articles of association; and

(ii)	such issuance of the Offering Shares has been duly registered in the Company's register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the documents reviewed to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association (as defined below)) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	This opinion may be used only in connection with the offering of the Securities while the Registration Statement is effective. With the exception of your professional advisers (acting only in that capacity) pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”.

Yours faithfully

/s/ Ogier
Ogier

SCHEDULE 1

List of Documents Examined

1	The certificate of incorporation of the Company dated 22 May 2025 issued by the Registrar.

2	The memorandum and articles of association of the Company filed with Registrar on 22 May 2025 (the Memorandum and Articles of Association).

3	The draft form of the amended and restated memorandum and articles of association of the Company appended to the Registration Statement to be adopted by the Company prior to the Offering Shares being issued (the Amended MAA).

4	The written resolutions of the then sole director of the Company dated 24 October 2025 (collectively, the Board Resolutions).

5	The register of members of the Company dated 10 June 2025 (the Register of Members).

6	The register of directors and officers of the Company dated 10 June 2025 (the Register of Directors, and together with the Register of Members, the Statutory Books).

7	A certificate of good standing dated 22 October 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

8	A certificate from a director of the Company dated the same date of this opinion as to certain matters of fact (the Director's Certificate).

9	The Registration Statement.

10	The Business Combination Agreement.

11	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 23 October 2025.

12	Results of the search conducted online through the CORIS (Cayman Online Registry Information System) as maintained by the Ministry of Financial Services of Cayman Islands Government in respect of the Company dated 23 October 2025 (the CORIS Search).

SCHEDULE 2

Qualifications

Good standing

1	Under the Companies Act (Revised) of the Cayman Islands (the Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Offering Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Offering Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.